Exhibit 10.2

[Craig-Hallum Capital Group LLC Letterhead]

November 14, 2019
Transphorm, Inc.
75 Castilian Drive
Goleta, CA 93117
Attention: Mario Rivas, CEO
Dear Mr. Rivas:
We understand that Transphorm, Inc., a Delaware corporation (“Transphorm”), plans to undertake a transaction (the “Merger Transaction”) whereby a subsidiary (“MergerSub”) of a public shell corporation (“PubCo”) will merge with and into Transphorm, with Transphorm as the surviving entity, thereby becoming a wholly-owned subsidiary of PubCo. References herein to the “Company” shall mean Transphorm, MergerSub and/or PubCo as the context requires.
Following the Merger Transaction, the Company, with PubCo as the anticipated issuing entity, wishes to issue and sell equity securities (the “Securities”) in a transaction (the “Placement”) exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), commonly referred to as a PIPE transaction. In connection with the Placement, the Company has appointed B. Riley FBR, Inc. (“B. Riley”) to act as its lead placement agent, pursuant to that certain letter agreement between the Company and B. Riley dated as of October 22, 2019, as amended by that certain Amendment No. 1 and Consent dated on or about the date hereof (the “B. Riley Engagement Letter”). This letter agreement (the “Agreement”) confirms the understanding and agreement between Craig-Hallum Capital Group LLC (“C-H”) and the Company to retain C-H as an additional, non-exclusive, placement agent of the Company in connection with the Placement on the terms and conditions set forth below. References herein to the “Placement Agents” shall mean B. Riley and C-H together.

1.
Non-Exclusive Appointment. The Company hereby appoints C-H to act as an additional, non-exclusive, placement agent, on a best efforts basis, during the Placement Engagement Period (defined below) to assist B. Riley in connection with the Placement and authorizes C-H to arrange the Placement in a transaction that is exempt from the registration requirements of the Securities Act. The Securities will be offered on a limited basis to certain “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act) mutually agreed upon by B. Riley and the Company. The Placement is to be made directly by the Company to the purchasers pursuant to agreements (each, a “Purchase Agreement”) entered into by the purchasers and the Company and such other documentation or agreements as may be necessary and appropriate to consummate the Placement, including, without limitation, a registration rights agreement requiring the Company to register the resale of the Securities with the Securities and Exchange Commission.

2.	Manner and Terms of Placement.

(a)
C-H will have no authority under this agreement to bind the Company in any way to any party, including potential purchasers of the Securities. In addition, nothing contained herein will require the Company to accept the terms of any proposal from a potential purchaser of the Securities. The sale of the Securities to any investor will be evidenced by a Purchase Agreement in a form reasonably satisfactory to the Company. Prior to the signing of any Purchase Agreement, and subject to all applicable federal and state securities laws, officers of the Company with responsibility for financial affairs will be reasonably available to answer inquiries from potential purchasers of the Securities.

(b)
C-H will not have any rights or obligations in connection with the Placement contemplated by this Agreement except as expressly provided herein. The Company agrees that C-H’s involvement in the contemplated transaction will be subject to C-H’s satisfaction, in its reasonable discretion and judgment, with prevailing market conditions and the results of its due diligence investigation of the Company and its business.

(c)
The Company understands that C-H is not undertaking to provide any legal, accounting, tax, regulatory, insurance, executive compensation, environmental or other professional advice or services in connection with this engagement.

(d)
Nothing in this Agreement shall be construed to limit the ability of C-H or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

(e)
The Company acknowledges that all advice (written or oral) given by C-H to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of C-H hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to C-H be made by the Company (or such persons), without the prior consent of C-H. For the avoidance of doubt, the Company is authorized to share all advice given by C-H with the Company’s legal counsel and accounting firm.

(f)
If the Placement is oversubscribed, the portion of the Placement allocated to Insider Investors on the one hand and any other investors on the other hand shall be reduced on a pro rata basis between the two groups; provided, however, that in no event shall the portion of the Placement allocated to investors who are not Insider Investors be reduced below Fifteen Million Dollars ($15,000,000).

3.	Fees; Expenses.

(a)
As compensation for C-H’s services hereunder, the Company agrees to pay to C-H fees in the form of cash a placement fee equal to 30% of 7.0% of the gross proceeds raised from the sale of any Securities in the Placement to any investors who are not investors listed on Appendix A (the “Insider Investors”), subject to and payable at closing of the Placement.

(b)
If more than one closing is required in connection with the sale of the Securities, only that portion of the fees payable to C-H applicable to the Securities sold at the respective closing will be payable at such closing.

(c)
The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses of the Company incident to the purchase, sale and delivery of Securities in the Placement, including, without limitation, all fees and expenses of filing with the SEC and FINRA; all Blue Sky fees and expenses; all fees and disbursements of counsel and accountants for the Company; all printing costs; all costs of background investigations; all “roadshow” costs (regardless of the form in which the roadshow is conducted) and all costs incident to the travel and accommodation of the Company’s personnel, including, without limitation, any roadshow, in connection with the Placement, including, but not limited to, commercial or charter air travel and local hotel accommodations and transportation.

(d)
In addition to any fees payable to C-H pursuant to this Agreement and regardless of whether the Placement is consummated, the Company agrees to reimburse C-H promptly upon written request (which request may be by email) for (i) all reasonable and documented out-of-pocket fees and disbursements of legal counsel and any other professional advisor retained by C-H in connection with the Placement (it being understood that the retention of any such advisor, other than legal counsel, shall not be made without the prior approval of the Company, which approval shall not be unreasonably withheld); (ii) C-H’s reasonable and documented travel and related expenses arising out of this engagement); and (iii) other reasonable and documented out-of-pocket expenses incurred by C-H in connection with the performance of its services hereunder, including, without limitation, any roadshow. The amounts reimbursed pursuant to this Section 3(d) will not exceed $15,000 in the aggregate without the prior written consent of the Company (which may be given by email).

4.	Representations and Warranties. Transphorm represents and warrants to C-H as follows:

(a)
Except for the offers and sale of securities, the result of which would not cause the offer and sale of the Securities contemplated by this Agreement to fail to (i) qualify for the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder or other applicable exemptions from registration that may be available; (ii) comply with applicable state securities and Blue Sky laws; or (iii) otherwise comply with federal and state securities laws, it has not, directly or indirectly, made any offers or sales of any type of securities during the six month period preceding the date of this letter, and has no intention of making an offer or sale of securities for a period of six months after completion of the Placement contemplated by this Agreement. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(b)
Transphorm is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement.

(c)
None of Transphorm, any of its predecessors, any affiliated issuer, any director, general partner, managing member, executive officer, other officer of Transphorm in each case participating in the Placement, any beneficial owner of 20% or more of Transphorm's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Transphorm in any capacity at the time of sale (each, a “Transphorm Covered Person” and, together, “Transphorm Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Transphorm has exercised reasonable care to determine whether any Transphorm Covered Person is subject to a Disqualification Event. Transphorm has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished C-H a copy of any disclosures provided thereunder. Transphorm will notify C-H in writing, prior to the completion of the Placement of any Disqualification Event relating to any Transphorm Covered Person not previously disclosed to C-H in accordance with this Section 4(c).

(d)
Nothing contained in Transphorm’s charter documents, by-laws, shareholders’ agreements, or any other document, agreement, contract or instrument to which Transphorm is a party, to which Transphorm is subject, or in any order, judgment or settlement of any court or governmental agency to which Transphorm is bound conflicts with or in any way restricts or otherwise limits or conditions Transphorm’s ability to enter into, and perform under, this Agreement and consummate the transactions contemplated herein. The Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any governmental agency to which the Company is subject in order to enter into or consummate the transactions contemplated herein and no payment by the Company to a third party in connection with the entering into of this Agreement or the consummation of the transactions contemplated herein (including, but not limited to, any “tail” payments), other than (i) pursuant to the B. Riley Engagement Letter, (ii) securities laws filings required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) any filings and approvals required by Delaware law, (iv) any filings and approvals required by any over-the-counter market or national securities exchange on which the Securities will be listed, or (v) any other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

5.	Further Obligations of the Company. The Company undertakes to and agrees with C-H that:

(a)
It will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities contemplated by this Agreement to fail to (i) qualify for the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder or other applicable exemptions from registration that may be available; (ii) comply with applicable state securities and Blue Sky laws; and (iii) otherwise comply with federal and state securities laws.

(b)
The Company will be solely responsible for the contents of the marketing materials, any amendments or supplements thereto, any information incorporated by reference therein and any and all other written or oral communications (collectively, the “Marketing Materials”) that have been provided to any actual or potential purchaser of the Securities with the Company’s approval. The Company represents and warrants that the Marketing Materials will not, as of the date of the offer or sale of the Securities or the closing date of any such sale, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the offer and sale of the Securities an event occurs as a result of which the Marketing Materials (as then amended or supplemented) would or might include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify C-H promptly of such event and C-H will have the right to suspend solicitations of potential investors until such time as the Company shall prepare (and if requested to do so by C-H, the Company agrees to prepare promptly) a supplement or amendment to the Marketing Materials which corrects such statement or omission. The Company authorizes C-H to provide the approved Marketing Materials to potential investors as contemplated herein.

(c)
The Company will comply with all requirements of Section 4(a)(2) of the Securities Act and Regulation D thereunder and the rules promulgated thereunder pursuant to the Securities Act (or with all requirements of any other applicable exemption from registration that the Company chooses to use). The Company agrees to limit offers to sell, and solicitations of offers to buy, the Securities to persons reasonably believed by it to be “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act). The Company further agrees that it will not engage in any form of general solicitation or general advertising in connection with the contemplated transactions within the meaning of Rule 502 under the Securities Act. If applicable, the Company will make a timely filing of Form D pursuant to the requirements of Rule 503 under Regulation D.

(d)
The Company agrees to take such action (if any) as C-H may reasonably request to qualify the Securities for offer and sale under the securities laws of such states as C-H may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service of process. The Company agrees that it will make all filings or take all other action required under applicable state securities laws to permit the sale of the Securities.

(e)
In order to allow proper coordination of the proposed financing, the Company will promptly notify C-H of any potential purchasers of the Securities known to it to be interested in purchasing any Securities. In addition, the Company will keep C-H reasonably informed of the status of any discussions or negotiations between the Company and any potential purchaser of Securities.

(f)
The Company shall be deemed to make to C-H all representations and warranties which it makes to purchasers of the Securities in any Purchase Agreement or other document, and agrees to deliver a letter to C-H at each closing date as set forth in a Purchase Agreement, to the extent that the representations and warranties are made as of each closing date pursuant to the applicable Purchase Agreement, addressed to C-H and in form and substance satisfactory to C-H, stating that C-H is entitled to rely on all representations and warranties of the Company as set forth in such Purchase Agreement.

(g)
The Company will cause to be delivered to C-H, addressed to C-H, the same opinions of legal counsel, accountants’ comfort letters and certificates and other documents that it provides to purchasers of the Securities pursuant to any Purchase Agreement.

6.
Indemnification. The Company agrees to indemnify C-H and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix II hereto, which is incorporated herein by reference, and agrees to the other provisions of Appendix II hereto, regardless of whether the proposed Placement is consummated. The obligations of the Company pursuant to this paragraph and Appendix II hereto shall survive any expiration or termination of this agreement or C-H’s engagement hereunder.

7.	Information to be Provided; Confidentiality.

(a)
C-H and its agents and counsel will be accorded access to and may examine documents, records and other materials and information of the Company and its subsidiaries (all information so furnished being the “Information”) as C-H reasonably requests and deems necessary to perform its assignment hereunder. All such Information provided by the Company shall to the best of the Company’s knowledge be complete and accurate and not misleading. The Company will provide C-H with reasonably access to officers, directors, employees, accountants, counsel and other representatives of the Company (collectively, the “Representatives”) as necessary to perform its assignment hereunder. C-H will maintain the confidentiality of the Information for a period of two (2) years from the date of this Agreement and shall disclose the Information only as authorized in writing in advance by the Company or as required by law, rule or regulation, including, but not limited to, FINRA Rules 2210 and 2241, or by order of a governmental authority or court of competent jurisdiction. The Company recognizes and confirms that C-H: (i) will use and rely primarily on the Information and information supplied to C-H by or on behalf of the Company or any Representative of the Company in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets or liabilities of the Company or any of their market competitors.

(b)	The confidentiality restrictions of Section 7(a) hereof shall not apply to information that:

(i)	at the time of disclosure by the Company to C-H is, or thereafter becomes, generally available to the public, other than as a result of a breach by C-H of its obligations under this Agreement;

(ii)	prior to or at the time of disclosure by the Company to C-H, was already in the possession of C-H or any of its affiliates;

(iii)
at the time of disclosure by the Company to C-H or thereafter, is obtained by C-H or any of its affiliates from a third party whom C-H reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv)
is or was independently developed by C-H or its affiliates (for the avoidance of doubt, such information shall not include any confidential information provided to C-H by the Company or the Representatives).

(c)
The Company acknowledges and agrees that C-H’s role in reviewing any information (including, but not limited to, the Information) is limited solely to performing such reviews as C-H deems necessary for purposes of its own analysis, and shall not be on behalf or for the benefit of the Company or any other person.

The obligations of C-H pursuant to this Section 7 hereto shall survive any expiration or termination of this agreement or C-H’s engagement hereunder, regardless of whether the proposed Placement is consummated.

8.	Term of Placement Engagement Period; Survival of Provisions.

(a)
The term of C-H’s engagement with respect to the Placement (the “Placement Engagement Period”) shall be from the date of execution of this Agreement until March 14, 2020, unless extended by mutual agreement of the parties; provided, however, that either party may terminate the Placement Engagement Period at any time upon 10 days written notice to the other party.

(b)
Certain provisions of this Agreement shall survive any termination of the Placement Engagement Period as set forth herein. With respect to the expenses payable by the Company pursuant to Section 3, upon termination of the Placement Engagement Period, C-H shall be entitled to collect all such actual expenses accrued through the date of termination in accordance with the terms of Section 3. If during a period of 9 months following the termination of the Placement Engagement Period, the Company sells any Securities to investors who are not Insider Investors and who are introduced to the Company by the Placement Agents as confirmed between the Company and B. Riley in writing (including by email), with the Company’s confirmation not to be unreasonably withheld, delayed or conditioned (“Placement Agent Introductions”), then it will pay to C-H upon the completion of such a sale a cash fee equal to the fees that would have been payable to C-H pursuant to Section 3 if such sale occurred during the term of C-H’s appointment and authorization hereunder (such fee, the “Fee Tail”); provided, however, that any such Fee Tail shall not apply if the Placement, at least $15,000,000 of which is affirmatively committed to be raised from Placement Agent Introductions, is not closed during the Placement Engagement Period, primarily due to the failure of C-H to perform the services contemplated by this Agreement.

9.
Independent Contractor; No Fiduciary Duty. The Company acknowledges and agrees that it is a sophisticated business enterprise and that C-H has been retained pursuant to this Agreement to act as a non-exclusive placement agent in connection with the Placement. In such capacity, C-H shall act as an independent contractor and not as an agent or fiduciary to the Company or its shareholders, and any duties of C-H arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

10.
Announcement of the Placement. If the Placement is consummated in which C-H acts as a placement agent, and to the extent consistent with securities laws governing such transactions, C-H may, at its sole option and expense, place an announcement (“Announcement”) in such newspapers, periodicals and marketing materials as C-H may choose stating that C-H has so acted, and the capacity in which it has acted. C-H may include the name of the Company and the Company’s logo or other identifying mark, in any Announcements without the consent of the Company.

11.	Amendments; Other Engagements.

(a)	This Agreement may be modified or amended, or its provisions waived, only in a writing signed by each of the parties hereto.

(b)
The Company further understands that if C-H is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification and contribution provisions. The provisions of Appendix II hereto shall apply to any such additional engagements, unless superseded by similar provisions set forth in a separate document applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of C-H’s engagement(s).

12.
No Commitment. This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of C-H or any of its affiliates to purchase or to sell any securities (including, but not limited to, the Securities) or to provide any financing and does not ensure the successful arrangement or completion of the Placement.

13.
Non-Circumvention. The Company hereby covenants and agrees that it shall not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and the Company will at all times in good faith carry out all of the provisions of this Agreement and take all action as may be reasonably required to protect the rights of the other party herein. Additionally, if the Company is not the party issuing securities pursuant to the Purchase Agreement, the defined term “Company” as used in this Agreement shall also include such issuing party and the Company shall cause such issuing party to acknowledge and agree to the foregoing by causing such issuing party to become a signatory to this Agreement prior to the completion of the Placement. Without limiting the foregoing, Transphorm shall cause MergerSub and PubCo to become signatories to this Agreement promptly following the closing of the Merger Transaction, and shall cause MergerSub and Pubco to make the representations and warranties made by Transphorm in Section 4 hereof as to themselves as of such date.

14.
Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

15.
Severability. If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

16.
Beneficiaries. This Agreement shall inure to the sole and exclusive benefit of C-H and the Company and the persons referred to in Appendix II hereto and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon C-H and the Company.

17.
Headings. The descriptive headings of the paragraphs, subparagraphs, and Appendixes of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

18.
Failure or Delay No Waiver. It is understood and agreed that failure or delay by either the Company or C-H in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

19.
Governing Law; Waiver of Trial by Jury. This Agreement, all aspects of the relationship created by this engagement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York and agrees to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under Appendix II hereto, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim relating to or arising out of this engagement is brought by or against any Indemnified Person. C-H AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS ENGAGEMENT.

20.
Limitation of Liability. Neither party (nor any of its affiliates) shall be liable for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage, except gross negligence, bad faith, willful breach or intentional misconduct. The Company further agrees that the liability limit of C-H and its affiliates, agents, or contractors shall in no event be greater than the aggregate dollar amount which the Company paid during the term of this Agreement to C-H, including any reasonable attorneys’ fees and court costs.

21.
Interpretation. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

22.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding.

23.	Prevailing Party. The prevailing party in any dispute relating to or arising from this Agreement shall have the right to collect from the other party its reasonable costs and attorneys’ fees.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement.
Very truly yours,

By:	/s/ Rick Hartfiel
Rick Hartfiel Managing Partner
Confirmed and accepted as of this 14th day of November, 2019:

Transphorm, Inc.

By:	/s/ Primit Parikh

Name:	Primit Parikh

Title:	Co-founder and COO

APPENDIX I
Insider Investors

APPENDIX II
The Company agrees to indemnify and hold harmless C-H and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, members, managers, employees, agents and controlling persons (C-H and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by C-H of the services contemplated by or the engagement of C-H pursuant to this Agreement, and will promptly reimburse any Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from C-H’s gross negligence, bad faith, willful misconduct. (and C-H will promptly repay such portion of any amounts that are attributable to such finding). The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of C-H pursuant to, or the performance by C-H of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability (or related expense) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from C-H’s bad faith, willful misconduct or gross negligence.
Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable and documented out-of-pocket fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (in addition to local counsel) representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.
If the indemnification provided for in this Agreement is for any reason held unenforceable by or unavailable to an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable or unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and C-H, on the other hand, of the Placement as contemplated whether or not the Placement is consummated or (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable or unavailable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and C-H, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and C-H of the Placement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Placement bear to the fees paid or to be paid to C-H under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that C-H shall not be required to contribute any amount in excess of the amount by which fees paid C-H hereunder (excluding reimbursable expenses) exceeds the amount of any damages which C-H has otherwise been required to pay.
The Company agrees that without C-H’s prior written consent, which shall not be unreasonably withheld, it will not, and will not permit any of its affiliates to, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under the provisions of this Agreement, unless such settlement, compromise or consent includes an unconditional release of each applicable Indemnified Party from all liability arising out of such claim, action or proceeding.